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                           EXHIBIT 24



               Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of Stanley Furniture Company, Inc. on Form S-8 (File No. 33-58396 and 33-67218) of our report dated January 31, 1995, on our audits of the financial statements and financial statement schedule of Stanley Furniture Company, Inc. as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K. We also consent to reference to our Firm under the caption "Selected Financial Data."




                                     Coopers & Lybrand L.L.P.




Richmond, Virginia
January 31, 1995